Exhibit 99.1
Nastech Initiates New Corporate Direction with Name Change to MDRNA, Inc. and Appointment of J.
Michael French as Chief Executive Officer
Bothell, Wash., June 10, 2008 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced that having acquired shareholder approval, effective today the Company has changed its name to MDRNA, Inc. (“MDRNA”). MDRNA will leverage its scientific and intellectual property (IP) position surrounding the research, development and delivery of Dicer substrates and “Meroduplex” (mdRNA) RNA interference (RNAi) drug candidates to build an industry-leading position in the development and commercialization of RNAi-based therapeutics. In addition to its license through the City of Hope to Dicer substrate IP, MDRNA will leverage its portfolio of delivery IP, including an issued patent on the “Trp Cage” phage display library for generating tissue-homing peptides. Effective Wednesday, June 11, 2008, the Company’s stock will trade on NASDAQ under the symbol MRNA.
As part of its new corporate and scientific focus, MDRNA has named J. Michael French, formerly of Sirna Therapeutics, as Chief Executive Officer, effective June 23, 2008. Mr. French succeeds Steven C. Quay, M.D., Ph.D. Dr. Quay has been appointed Chief Scientific Officer and Chairman of MDRNA’s Scientific Advisory Board and will remain Chairman of the Board of Directors.
“I am thrilled to join MDRNA and be a part of this truly exciting science,” stated Mr. French. “I look forward to working with this exceptional MDRNA team to establish an industry leading position in the emerging field of RNAi. With Dr. Quay leading an outstanding group of young, bright and energetic researchers, I believe we will make significant strides in the coming months to further demonstrate efficient delivery and therapeutic effectiveness of our RNAi-based therapeutics. In establishing an industry-leading position, we are aggressively pursuing partnerships with major biopharmaceutical companies while advancing a pipeline of pre-clinical product candidates. We look forward to reporting our progress over the next six months.”
Dr. Quay commented, “I am looking forward to focusing my attention on the further development of our core delivery technologies and the rapid advancement of our preclinical pipeline of novel MDRNAi and siRNA drug candidates toward human clinical development. This is an exciting time for me and our world-class scientific team as we continue to capitalize on the breakthroughs we have made in developing safe and effective RNAi-based therapeutics.”
MDRNA is currently pursuing pre-clinical RNAi programs in influenza and rheumatoid arthritis, from which it will identify appropriate target candidates for partnering and clinical development. The Company believes it has been building one of the broadest and deepest patent estates in the RNAi field, with more than 260 filed patents addressing 144 gene sequences including numerous disease-validated targets. Concurrently, the Company is seeking to monetize its legacy nasal drug delivery business through licensing, partnering or acquisition of its Phase II intranasal programs, including its ultra rapid acting insulin for diabetes, Peptide YY3-36 for obesity and parathyroid hormone (PTH1-34) for osteoporosis.
Mr. French was Senior Vice President of Corporate Development at Sirna Therapeutics, one of the leading RNAi companies, from 2005 until 2007 when the company was acquired by Merck. Earlier, Mr. French was Chief Business Officer for Entelos, Inc., a pre-IPO biotechnology company and previously held a variety of positions at other healthcare companies, including HealthIQ, Farma Biagini and Bayer Pharmaceuticals. He also served for 13 years in the United States Army and Army Reserve. Mr. French holds a M.S. degree in physiology and biophysics from Georgetown University and a B.S. degree in aerospace engineering from the United States Military Academy.
About Dicer Substrates and Meroduplex Technology
Dicer substrates are oligonucleotides that are slightly longer than standard “RISC” substrates and are processed by the Dicer enzyme into the siRNA strands that activate the RNAi pathway. MDRNA is utilizing the unique characteristics of Dicer substrates to develop novel delivery approaches for safe and effective systemic delivery of RNAi-based therapeutics.
Meroduplex, or “mdRNA”, is a next-generation oligonucleotide technology being pioneered and developed by MDRNA, Inc. as a platform approach for the development of potentially safer and more efficacious RNAi-based therapeutics.
About MDRNA, Inc.
MDRNA, Inc. is a biotechnology company developing RNAi-based therapeutics. The Company’s primary focus is on the safe and effective delivery of MDRNAi and siRNA drug candidates for the treatment of a wide range of human diseases, including inflammation, viral infections, cancer and metabolic disorders. MDRNA will continue to leverage its expertise and capabilities toward innovation in novel and useful RNA-based compositions in order to increase the value proposition of MDRNA to investors and partners. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.
MDRNA Forward-Looking Statement
Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA or a subsidiary to obtain additional funding; (ii) the ability of MDRNA or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.
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Contact:
Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com
Jules Abraham
Lippert/Heilshorn & Associates, Inc.
(212) 838-3777
jabraham@lhai.com

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